SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: September 28, 2016
(Date of earliest event reported)

SALLY BEAUTY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-33145 (Commission file number)	36-2257936 (I.R.S. Employer Identification Number)

3001 Colorado Boulevard
Denton, Texas 76210
(Address of principal executive offices)

(940) 898-7500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointments of Certain Officers; Compensatory Arrangements of Certain Officers

On September 28, 2016, Mark J. Flaherty notified Sally Beauty Holdings, Inc. (the “Corporation”) that he is resigning from his position as Senior Vice President and Chief Financial Officer effective September 30, 2016 to pursue other interests.  Mr. Flaherty’s resignation was not the result of any disagreement with the Corporation regarding its operations, policies, practices or otherwise.

The Corporation and Mr. Flaherty have entered into a separation agreement, pursuant to which Mr. Flaherty will continue to receive his base salary for fifteen months following his termination in exchange for his release of all potential claims against the Corporation.  In addition, the Corporation will pay Mr. Flaherty’s cost for health insurance continuation under COBRA for a period of fifteen months.  The foregoing description of Mr. Flaherty’s separation agreement is qualified in its entirety by reference to the full text of the separation agreement, a copy of which will be filed as an exhibit to the Corporation’s Form 10-K for the fiscal year ending September 30, 2016.

Janna Minton, age 65, the Corporation’s Group Vice President, Chief Accounting Officer and Controller, will serve as the Corporation’s interim principal financial officer, effective September 30, 2016, until such time as the Corporation appoints Mr. Flaherty’s successor.  Ms. Minton has served as the Corporation’s Group Vice President, Chief Accounting Officer and Controller since October 2015. Ms. Minton served as the Corporation’s Vice President, Chief Accounting Officer and Controller from August 2008 to October 2015. Prior to joining the Corporation, Ms. Minton served as the Principal Accounting Officer and Controller of Tandy Brands Accessories, Inc., a designer, manufacturer and marketer of leather goods, from October 2007 to August 2008 and as their Corporate Controller from August 2002 to October 2007.  Ms. Minton is a certified public accountant.

There is no arrangement or understanding with any executive officer of the Corporation pursuant to which Ms. Minton was appointed as interim principal financial officer.  Ms. Minton has no family relationship with any of the Corporation’s directors or executive officers.  There are no transactions or relationships between the Company and Ms. Minton that are reportable under Item 404(a).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SALLY BEAUTY HOLDINGS, INC.

September 29, 2016	By:	/s/ Christian A. Brickman
		Name:	Christian A. Brickman
		Title:	President and Chief Executive Officer